EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Human Genome Sciences, Inc. Second Amended and Restated Stock Incentive Plan of our reports dated February 24, 2011, with respect to the consolidated financial statements of Human Genome Sciences, Inc. and the effectiveness of internal control over financial reporting of Human Genome Sciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP
Ernst & Young LLP
Baltimore, Maryland
July 26, 2011